Exhibit 2.3

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of March 31, 2020, WNS (Holdings) Limited (“we” or “us”) had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each represented by one Ordinary Share, par value 10 pence per share	WNS	The New York Stock Exchange
Ordinary share, par value 10 pence per share*

*Not for trading, but only in connection with the listing of American depositary shares on the New York Stock Exchange.

Section headings referenced herein are to those set forth in this annual report on Form 20-F.

Description of Ordinary Shares

General

We were incorporated in Jersey, Channel Islands and our affairs are governed by our Memorandum and Articles of Association and Jersey law.

Pursuant to Jersey law and our Memorandum and Articles of Association, our Board of Directors by resolution may establish one or more classes of preferred shares having such number of shares, designations, dividend rates, relative voting rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of us. None of our shares have any redemption rights.

The rights of shareholders described in this section are available only to persons who hold our certificated shares. ADS holders do not hold our certificated shares and therefore are not directly entitled to the rights conferred on our shareholders by our Articles of Association or the rights conferred on shareholders of a Jersey company by the Companies (Jersey) Law, 1991 (the “1991 Law”), including, without limitation: the right to receive dividends and the right to attend and vote at shareholders meetings; the rights described in “— Other Jersey Law Considerations — Mandatory Purchases and Acquisitions” and “— Other Jersey Law Considerations — Compromises and Arrangements,” the right to apply to a Jersey court for an order on the grounds that the affairs of a company are being conducted in a manner which is unfairly prejudicial to the interests of its shareholders; and the right to apply to the Jersey Financial Services Commission (the “JFSC”), to have an inspector appointed to investigate the affairs of a company. ADS holders are entitled to receive dividends and to exercise the right to vote only in accordance with the deposit agreement.

Set forth below is a description of our ordinary shares and a brief summary of the basic rights and privileges of our ordinary shareholders conferred by our Articles of Association and Jersey laws. This description is only a summary and is qualified by reference to Jersey law and our Articles of Association, as amended, a copy of which is filed with the SEC as part of this annual report as Exhibit 1.2.

Capacity

Under the 1991 Law, the doctrine of ultra vires in its application to companies is abolished and accordingly the capacity of a Jersey company is not limited by anything in its memorandum or articles or by any act of its members.

Changes in Capital or our Memorandum and Articles of Association

Subject to the 1991 Law and our Articles of Association, we may by special resolution at a general meeting:

•	increase our authorized or paid-up share capital;

•	consolidate and divide all or any part of our shares into shares of a larger amount than is fixed by our Memorandum of Association;

•	sub-divide all or any part of our shares into shares of smaller amount than is fixed by our Memorandum of Association;

•	convert any of our issued or unissued shares into shares of another class;

•	convert all our issued par value shares into no par value shares and vice versa;

•	convert any of our paid-up shares into stock, and reconvert any stock into any number of paid-up shares of any denomination;

•	convert any of our issued limited shares into redeemable shares which can be redeemed;

•

cancel shares which, at the date of passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of the authorized share capital by the amount of the shares so cancelled;

•	reduce our issued share capital; or

•	alter our Memorandum or Articles of Association.

General Meetings of Shareholders

We may at any time convene general meetings of shareholders. We hold an annual general meeting for each fiscal year. Under the 1991 Law, no more than 18 months may elapse between the date of one annual general meeting and the next.

Our Articles of Association provide that annual general meetings and meetings calling for the passing of a special resolution require 21 days’ notice of the place, day and time of the meeting in writing to our shareholders. Any other general meeting requires no less than 14 days’ notice in writing. Our directors may, at their discretion, and upon a request made in accordance with the 1991 Law by shareholders holding not less than one tenth of our total voting rights our directors shall, convene a general meeting. Our business may be transacted at a general meeting only when a quorum of shareholders is present. Two shareholders entitled to attend and to vote on the business to be transacted (or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder) and holding shares conferring not less than one-third of the total voting rights, constitute a quorum provided that if at any time all of our issued shares are held by one shareholder, such quorum shall consist of the shareholder present in person or by proxy.

The annual general meetings deal with and dispose of all matters prescribed by our Articles of Association and by the 1991 Law including:

•	the consideration of our annual financial statements and report of our directors and auditors;

•	the election of directors (if necessary);

•	the appointment of auditors and the fixing of their remuneration;

•	the sanction of dividends; and

•	the transaction of any other business of which notice has been given.

Failure to hold an annual general meeting is an offence by our company and our directors under the 1991 Law and carries a potential fine of up to £10,000 for our company and each director.

Voting Rights

Subject to any special terms as to voting on which any shares may have been issued or may from time to time be held, at a general meeting, every shareholder who is present in person (including any corporation present by its duly authorized representative) shall on a show of hands have one vote and every shareholder present in person or by proxy shall on a poll have one vote for each share of which he is a holder. In the case of joint holders only one of them may vote and in the absence of election as to who is to vote, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.

A shareholder may appoint any person (whether or not a shareholder) to act as his proxy at any meeting of shareholders (or of any class of shareholders) in respect of all or a particular number of the shares held by him. A shareholder may appoint more than one person to act as his proxy and each such person shall act as proxy for the shareholder for the number of shares specified in the instrument appointing the person a proxy. If a shareholder appoints more than one person to act as his proxy, each instrument appointing a proxy shall specify the number of shares held by the shareholder for which the relevant person is appointed his proxy. Each duly appointed proxy has the same rights as the shareholder by whom he was appointed to speak at a meeting and vote at a meeting in respect of the number of shares held by the shareholder for which the relevant proxy is appointed his proxy.

For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof or in order to make a determination of shareholders for any other proper purpose, our directors may fix in advance a date as the record date for any such determination of shareholders.

Shareholder Resolutions

An ordinary resolution requires the affirmative vote of a simple majority (that is, more than 50%) of our shareholders entitled to vote in person (or by corporate representative in case of a corporate entity) or by proxy at a general meeting.

A special resolution requires the affirmative vote of a majority of not less than two-thirds of our shareholders entitled to vote in person (or by corporate representative in the case of a corporate entity) or by proxy at a general meeting.

Our Articles of Association prohibit the passing of shareholder resolutions by written consent to remove an auditor or to remove a director before the expiry of his term of office.

Dividends

Subject to the provisions of the 1991 Law and of the Articles of Association, we may, by ordinary resolution, declare dividends to be paid to shareholders according to their respective rights and interests in our distributable reserves. However, no dividend shall exceed the amount recommended by our directors.

Subject to the provisions of the 1991 Law, we may declare and pay an interim dividend or dividends, including a dividend payable at a fixed rate, if an interim dividend or dividends appears to us to be justified by our distributable reserves.

Except as otherwise provided by the rights attached to any shares, all dividends shall be declared and paid according to the amounts paid up (as to both par and any premium) otherwise than in advance of calls, on the shares on which the dividend is paid. All dividends unclaimed for a period of ten years after having been declared or become due for payment shall, if the directors so resolve, be forfeited and shall cease to remain owing by us and shall henceforth belong to us absolutely.

We may, with the authority of an ordinary resolution, direct that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid-up shares or debentures of any other company, or in any one or more of those ways.

We may also with the prior authority of an ordinary resolution, and subject to such conditions as we may determine, offer to holders of shares the right to elect to receive shares, credited as fully paid, instead of the whole, or some part, to be determined by us, of any dividend specified by the ordinary resolution.

For the purposes of determining shareholders entitled to receive a dividend or distribution, our directors may fix a record date for any such determination of shareholders. A record date for any dividend or distribution may be on or at any time before any date on which such dividend or distribution is paid or made and on or at any time before or after any date on which such dividend or distribution is declared.

Ownership Limitations

Our Articles of Association and the 1991 Law do not contain limits on the number of shares that a shareholder may own.

Transfer of Shares

Every shareholder may transfer all or any of his shares by instrument of transfer in writing in any usual form or in any form approved by us. The instrument must be executed by or on behalf of the transferor and, in the case of a transfer of a share which is not fully paid up, by or on behalf of the transferee. The transferor is deemed to remain the holder until the transferee’s name is entered in the register of shareholders.

We may, in our absolute discretion and without giving any reason, refuse to register any transfer of a share or renunciation of a renounceable letter of allotment unless:

•	it is in respect of a share which is fully paid-up;

•	it is in respect of only one class of shares;

•	it is in favor of a single transferee or not more than four joint transferees;

•	it is duly stamped, if so required; and

•

it is delivered for registration to our registered office for the time being or another place that we may from time to time determine accompanied by the certificate for the shares to which it relates and any other evidence as we may reasonably require to prove the right of the transferor or person renouncing to make the transfer or renunciation.

Share Register

We maintain our register of members in Jersey. It is open to inspection during business hours by shareholders without charge and by other persons upon payment of a fee not exceeding £5. Any person may obtain a copy of our register of members upon payment of a fee not exceeding £0.50 per page and providing a declaration under oath as required by the 1991 Law.

Variation of Rights

If at any time our share capital is divided into different classes of shares, the special rights attached to any class, unless otherwise provided by the terms of issue of the shares of that class, may be varied or abrogated with the consent in writing of the holders of the majority of the issued shares of that class, or with the sanction of an ordinary resolution passed at a separate meeting of the holders of shares of that class, but not otherwise. To every such separate meeting all the provisions of our Articles of Association and of the 1991 Law relating to general meetings or to the proceedings thereat shall apply, mutatis mutandis, except that the necessary quorum shall be two persons holding or representing at least one-third in nominal amount of the issued shares of that class but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those holders who are present in person shall be a quorum.

The special rights conferred upon the holders of any class of shares issued with preferred or other special rights shall be deemed to be varied by the reduction of the capital paid up on such shares and by the creation of further shares ranking in priority thereto, but shall not (unless otherwise expressly provided by our Articles of Association or by the conditions of issue of such shares) be deemed to be varied by the creation or issue of further shares ranking after or pari passu therewith. The rights conferred on holders of ordinary shares shall be deemed not to be varied by the creation, issue or redemption of any preferred or preference shares.

Capital Calls

We may, subject to the provisions of our Articles of Association and to any conditions of allotment, from time to time make calls upon the members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) provided that (except as otherwise fixed by the conditions of application or allotment) no call on any share shall be payable within 14 days of the date appointed for payment of the last preceding call, and each member shall (subject to being given at least 14 clear days’ notice specifying the time or times and place of payment) pay us at the time or times and place so specified the amount called on his shares.

If a member fails to pay any call or installment of a call on or before the day appointed for payment thereof, we may serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest (at a rate not exceeding 10% per annum to be determined by us) which may have accrued and any expenses which may have been incurred by us by reason of such non-payment. The notice shall name a further day (not earlier than 14 days from the date of service thereof) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time and at the place appointed, the shares on which the call was made will be liable to be forfeited.

Borrowing Powers

Our Articles of Association contain no restrictions on our power to borrow money or to mortgage or charge all or any part of our undertaking, property and assets.

Issue of Shares and Pre-emptive Rights

Subject to the provisions of the 1991 Law and to any special rights attached to any shares, we may allot or issue shares with those preferred, deferred or other special rights or restrictions regarding dividends, voting, return of capital or other matters as our directors from time to time determine. We may issue shares that are redeemable or are liable to be redeemed at our option or the option of the holder in accordance with our Articles of Association. Subject to the provisions of the 1991 Law, the unissued shares at the date of adoption of our Articles of Association and shares created thereafter shall be at the disposal of our directors. We cannot issue shares at a discount to par value. Securities, contracts, warrants or other instruments evidencing any preferred shares, option rights, securities having conversion or option rights or obligations may also be issued by the directors without the approval of the shareholders or entered into by us upon a resolution of the directors to that effect on such terms, conditions and other provisions as are fixed by the directors, including, without limitation, conditions that preclude or limit any person owning or offering to acquire a specified number or percentage of shares in us in issue, other shares, option rights, securities having conversion or option rights or obligations of us or the transferee of such person from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights or obligations.

There are no pre-emptive rights for the transfer of our shares either within the 1991 Law or our Articles of Association.

Directors’ Powers

Our business shall be managed by the directors who may exercise all of the powers that we are not by the 1991 Law or our Articles of Association required to exercise in a general meeting. Accordingly, the directors may (among other things) borrow money, mortgage or charge all of our property and assets (present and future) and issue securities.

Meetings of the Board of Directors

A director may, and the secretary on the requisition of a director shall, at any time, summon a meeting of the directors by giving to each director and alternate director not less than 24 hours’ notice of the meeting provided that any meeting may be convened at shorter notice and in such manner as each director or his alternate director shall approve provided further that unless otherwise resolved by the directors notices of directors’ meetings need not be in writing.

Subject to our Articles of Association, our Board of Directors may meet for the conducting of business, adjourn and otherwise regulate its proceedings as it sees fit. The quorum necessary for the transaction of business may be determined by the Board of Directors and unless otherwise determined shall be three persons, each being a director or an alternate director of whom two shall not be executive directors. Where more than three directors are present at a meeting, a majority of them must not be executive directors in order for the quorum to be constituted at the meeting. A duly convened meeting of the Board of Directors at which a quorum is present is necessary to exercise all or any of the board’s authorities, powers and discretions.

Our Board of Directors may from time to time appoint one or more of their number to be the holder of any executive office on such terms and for such periods as they may determine. The appointment of any director to any executive office shall be subject to termination if he ceases to be a director. Our Board of Directors may entrust to and confer upon a director holding any executive office any of the powers exercisable by the directors, upon such terms and conditions and with such restrictions as they think fit, and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

Remuneration of Directors

Our directors shall be entitled to receive by way of fees for their services as directors any sum that we may, by ordinary resolution in general meeting from time to time determine. That sum, unless otherwise directed by the ordinary resolution by which it is voted, shall be divided among the directors in the manner that they agree or, failing agreement, equally. The remuneration (if any) of an alternate director shall be payable out of the remuneration payable to the director appointing him as may be agreed between them. The directors shall be repaid their traveling and other expenses properly and necessarily expended by them in attending meetings of the directors or members or otherwise on our affairs.

If any director shall be appointed agent or to perform extra services or to make any special exertions, the directors may remunerate such director therefor either by a fixed sum or by commission or participation in profits or otherwise or partly one way and partly in another as they think fit, and such remuneration may be either in addition to or in substitution for his above mentioned remuneration.

Directors’ Interests in Contracts

Subject to the provisions of the 1991 Law, a director may hold any other office or place of profit under us (other than the office of auditor) in conjunction with his office of director and may act in a professional capacity to us on such terms as to tenure of office, remuneration and otherwise as we may determine and, provided that he has disclosed to us the nature and extent of any of his interests which conflict or may conflict to a material extent with our interests at the first meeting of the directors at which a transaction is considered or as soon as practical after that meeting by notice in writing to the secretary or has otherwise previously disclosed that he is to be regarded as interested in a transaction with a specific person, a director notwithstanding his office (1) may be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested, (2) may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by us or in which we are otherwise interested, and (3) shall not, by reason of his office, be accountable to us for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Restrictions on Directors’ Voting

A director, notwithstanding his interest, may be counted in the quorum present at any meeting at which any contract or arrangement in which he is interested is considered and, subject as provided above, he may vote in respect of any such contract or arrangement. A director, notwithstanding his interest, may be counted in the quorum present at any meeting at which he is appointed to hold any office or place of profit under us, or at which the terms of his appointment are arranged, but the director may not vote on his own appointment or the terms thereof or any proposal to select that director for re-election.

Number of Directors

Our board shall determine the maximum and minimum number of directors provided that the minimum number of directors shall be not less than three.

Directors’ Appointment, Resignation, Disqualification and Removal

Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors (other than initially) is elected for a three-year term of office but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control of management of our company. Our Board of Directors shall have power (unless they determine that any vacancy should be filled by us in general meeting) at any time and from time to time to appoint any person to be a director, either to fill any vacancy or as an addition to the existing directors. A vacancy for these purposes only will be deemed to exist if a director dies, resigns, ceases or becomes prohibited or disqualified by law from acting as a director, becomes bankrupt or enters into an arrangement or composition with his creditors, becomes of unsound mind or is removed by us from office for gross negligence or criminal conduct by ordinary resolution. A vacancy for these purposes will not be deemed to exist upon the expiry of the term of office of a director. At any general meeting at which a director retires or at which a director’s period of office expires we shall elect, by ordinary resolution of the general meeting, a director to fill the vacancy, unless our directors resolve to reduce the number of directors in office. Where the number of persons validly proposed for election or re-election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors and an absolute majority of the votes cast shall not be a pre-requisite to the election of such directors.

The directors shall hold office until they resign, they cease to be a director by virtue of a provision of the 1991 Law, they become disqualified by law or the terms of our Articles of Association from being a director, they become bankrupt or make any arrangement or composition with their creditors generally or they become of unsound mind or they are removed from office by us for gross negligence or criminal conduct by ordinary resolution in general meeting.

A director is not required to hold any of our shares.

Capitalization of Profits and Reserves

Subject to our Articles of Association, we may, upon the recommendation of our directors, by ordinary resolution resolve to capitalize any of our undistributed profits (including profits standing to the credit of any reserve account), any sum standing to the credit of any reserve account as a result of the sale or revaluation of an asset (other than goodwill) and any sum standing to the credit of our share premium account or capital redemption reserve.

Any sum which is capitalized shall be appropriated among our shareholders in the proportion in which such sum would have been divisible amongst them had the same been applied in paying dividends and applied in (1) paying up the amount (if any) unpaid on the shares held by the shareholders, or (2) issuing to shareholders, fully paid shares (issued either at par or a premium) or (subject to our Articles of Association) our debentures.

Unclaimed Dividends

Any dividend which has remained unclaimed for a period of ten years from the date of declaration thereof shall, if the directors so resolve, be forfeited and cease to remain owing by us and shall thenceforth belong to us absolutely.

Indemnity, Limitation of Liability and Officers Liability Insurance

Insofar as the 1991 Law allows and, to the fullest extent permitted thereunder, we may indemnify any person who was or is involved in any manner (including, without limitation, as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative including, without limitation, any proceeding by or in the right of ours to procure a judgment in our favor, but excluding any proceeding brought by such person against us or any affiliate of ours by reason of the fact that he is or was an officer, secretary, servant, employee or agent of ours, or is or was serving at our request as an officer, secretary, servant, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the indemnified person in connection with such proceeding, provided always that this right is permitted by the 1991 Law.

Subject to the 1991 Law, we may enter into contracts with any officer, secretary, servant, employee or agent of ours and may create a trust fund, grant a security interest, make a loan or other advancement or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in the indemnity provisions in our Articles of Association.

Our directors are empowered to arrange for the purchase and maintenance in our name and at our expense of insurance cover for the benefit of any current or former officer of ours, our secretary and any current or former agent, servant or employee of ours against any liability which is incurred by any such person by reason of the fact that he is or was an officer of ours, our secretary or an agent, servant or employee of ours.

Subject to the 1991 Law, the right of indemnification, loan or advancement of expenses provided in our Articles of Association is not exclusive of any other rights to which a person seeking indemnification may otherwise be entitled, under any statute, memorandum or articles of association, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The provisions of our Articles of Association inure for the benefit of the heirs and legal representatives of any person entitled to indemnity under our Articles of Association and are applicable to proceedings commenced or continuing after the adoption of our Articles of Association whether arising from acts or omissions occurring before or after such adoption.

If any provision or provisions of our Articles of Association relative to indemnity are held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions thereof shall not in any way be affected or impaired; and (ii) to the fullest extent possible, the provisions of our Articles of Association relative to indemnity shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Nothing in our Articles of Association prohibits us from making loans to officers, our secretary, servants, employees or agents to fund litigation expenses prior to such expenses being incurred.

Distribution of Assets on a Winding-up

Subject to any particular rights or limitations attached to any shares, if we are wound up, our assets available for distribution among our shareholders shall be applied first in repaying to our shareholders the amount paid up (as to both par and any premium) on their shares respectively, and if such assets shall be more than sufficient to repay to our shareholders the whole amount paid up (as to both par and any premium) on their shares, the balance shall be distributed among our shareholders in proportion to the amount which at the time of the commencement of the winding up had been actually paid up (as to both par and any premium) on their shares respectively.

If we are wound up, we may, with the approval of a special resolution and any other sanction required by the 1991 Law, divide the whole or any part of our assets among our shareholders in specie and our liquidator or, where there is no liquidator, our directors, may, for that purpose, value any assets and determine how the division shall be carried out as between our shareholders or different classes of shareholders. Similarly, with the approval of a special resolution and subject to any other sanction required by the 1991 Law, all or any of our assets may be vested in trustees for the benefit of our shareholders.

Other Jersey Law Considerations

Purchase of Own Shares

The 1991 Law provides that we may, with the sanction of a special resolution and subject to certain conditions, purchase any of our shares which are fully paid.

We may fund the purchase of our own shares from any source provided that our directors are satisfied that immediately after the date on which the purchase is made, we will be able to discharge our liabilities as they fall due and that having regard to (i) our prospects and to the intentions of our directors with respect to the management of our business and (ii) the amount and character of the financial resources that will in their view be available to us, we will be able to (a) continue to carry on our business and (b) discharge our liabilities as they fall due until the expiry of the period of 12 months immediately following the date on which the purchase was made or until we are dissolved, whichever occurs first.

We cannot purchase our shares if, as a result of such purchase, only redeemable shares would be in issue. Any shares that we purchase (other than shares that are, immediately after being purchased, held as treasury shares) are treated as cancelled upon purchase.

Mandatory Purchases and Acquisitions

The 1991 Law provides that where a person (which we refer to as the “offeror”) makes an offer to acquire all of the shares (or all of the shares of any class of shares) (other than treasury shares and any shares already held by the offeror and its associates at the date of the offer), if the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90% in nominal value of the shares (or class of shares) to which the offer relates, the offeror by notice may compulsorily acquire the remaining shares. A holder of any such shares may apply to the Jersey court for an order that the offeror not be entitled to purchase the holder’s shares or that the offeror purchase the holder’s shares on terms different to those of the offer.

Where, prior to the expiry of the offer period, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90% in nominal value of all of the shares of the target company (other than treasury shares and any shares already held by the offeror and its associates at the date of the offer), the holder of any shares (or class of shares) to which the offer relates who has not accepted the offer may require the offeror to acquire those shares. In such circumstances, each of the offeror and the holder of the shares are entitled to apply to the Jersey court for an order that the offeror purchase the holder’s shares on terms different to those of the offer.

Compromises and Arrangements

Where a compromise or arrangement is proposed between a company and its creditors, or a class of them, or between the company and its shareholders, or a class of them, the Jersey court may on the application of the company or a creditor or member of it or, in the case of a company being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the shareholders of the company or class of shareholders (as the case may be), to be called in a manner as the court directs.

If a majority in number representing 3/4ths in value of the creditors or class of creditors, or 3/4ths of the voting rights of shareholders or class of shareholders (as the case may be), present and voting either in person or by proxy at the meeting agree to a compromise or arrangement, the compromise or arrangement, if sanctioned by the court, is binding on all creditors or the class of creditors or on all the shareholders or class of shareholders, and also on the company or, in the case of a company in the course of being wound up, on the liquidator and contributories of the company.

No Pre-Emptive Rights

Neither our Articles of Association nor the 1991 Law confers any pre-emptive rights on our shareholders.

No Mandatory Offer Requirements

In some countries, the trading and securities legislation contains mandatory offer requirements when shareholders have reached certain share ownership thresholds. There are no mandatory offer requirements under Jersey legislation. The Companies (Takeovers and Mergers Panel) (Jersey) Law 2009 empowers the Minister for Economic Development in Jersey ( the “Minister”) to appoint a Panel on Takeovers and Mergers (the “Jersey Panel”) as the body responsible for regulating takeovers and mergers of companies incorporated in Jersey. The Minister has appointed the UK Panel on Takeovers and Mergers (the “UK Panel”) to carry out the functions of the Jersey Panel. The Jersey Panel will be empowered to promulgate rules regulating takeovers and mergers of Jersey companies (the “Jersey Code”). The rules applicable to the regulation of takeovers and mergers promulgated by the UK Panel as set out in The City Code on Takeovers and Mergers (the “UK Code”) have been adopted as the Jersey Code. Rule 9 of the UK Code contains rules relative to mandatory offers. However, the UK Code only applies to (i) offers for Jersey companies if any of their securities are admitted to trading on a regulated market in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man and (ii) to public or certain private Jersey companies which are considered by the Panel to have their place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man. As none of our securities are listed on a regulated market in the United Kingdom or on any stock exchange in the Channel Islands or the Isle of Man and as we are not centrally managed and controlled in the United Kingdom, the Channel Islands or the Isle of Man, it is not anticipated that the UK Code (which has been adopted as the Jersey Code) will apply to us.

In 2012, the UK Panel published consultation paper ‘PCP 2012/3: Companies subject to the Takeover Code’, which sought views on proposed amendments to the rules for determining the companies that are subject to the UK Code. No changes have yet been made to the UK Code on the basis of that consultation. It is possible that future changes to the rules for determining the companies that are subject to the UK Code, made on the basis of that consultation or otherwise, could result in the UK Code (which has been adopted as the Jersey Code) applying to us.

Non-Jersey Shareholders

There are no limitations imposed by Jersey law or by our Articles of Association on the rights of non-Jersey shareholders to hold or vote on our ordinary shares or securities convertible into our ordinary shares.

Rights of Minority Shareholders

Under Article 141 of the 1991 Law, a shareholder may apply to court for relief on the ground that our affairs are being conducted or have been conducted in a manner which is unfairly prejudicial to the interests of our shareholders generally or of some part of our shareholders (including at least the shareholder making the application) or that an actual or proposed act or omission by us (including an act or omission on our behalf) is or would be so prejudicial. What amounts to unfair prejudice is not defined in the 1991 Law. There may also be common law personal actions available to our shareholders.

Under Article 143 of the 1991 Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the 1991 Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholders.

Comparison of Shareholders’ Rights

We are incorporated under the laws of Jersey, Channel Islands. See “Part I — Item 10. Additional Item — B. Memorandum and Articles of Association — Comparison of Shareholders’ Rights” for a summary of certain material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the State of Delaware which result from differences in governing documents and the laws of Jersey, Channel Islands and Delaware. The rights of holders of our ADSs differ in certain respects from those of holders of our ordinary shares.

Description of American Depository Shares

ADSs represent ownership interests in securities that are on deposit with a depositary bank. Deutsche Bank Trust Company Americas, or Deutsche Bank, located at 60 Wall Street, New York, New York 10005, is the depositary bank for our ADSs. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary bank typically appoints a custodian to safekeep the securities on deposit. Our custodian is DB London Investor Services Nominees Ltd of Winchester House, Great Winchester Street, London, England, EC 2N2DB

We appointed Deutsche Bank as our depositary bank pursuant to a deposit agreement. The following is a summary description of the ADSs and a holder’s rights as an owner of ADSs. Please note that a holder’s rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary.

Each ADS represents the right to receive one ordinary share on deposit with the custodian. An ADS will also represent the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

As an owner of ADSs, a holder will become a party to the deposit agreement and therefore will be bound by its terms and, if applicable, by the terms of the ADR that represents the holder’s ADSs. The deposit agreement and, if applicable, the ADR specify our rights and obligations as well as a holder’s rights and obligations as owner of ADSs and those of the depositary bank. An ADS holder appoints the depositary bank to act on the holder’s behalf in certain circumstances. The deposit agreement is governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of Jersey, which may be different from the laws in the US.

As an owner of ADSs, a holder may hold ADSs by means of an ADR registered in the holder’s name, through a brokerage or safekeeping account or through an account established by the depositary bank in the holder’s name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (commonly referred to as “DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If a holder decides to hold ADSs through the holder’s brokerage or safekeeping account, the holder must rely on the procedures of the holder’s broker or bank to assert the holder’s rights as ADS owner. A holder should consult with his or her broker or bank to determine what those procedures are. This summary description assumes a holder has opted to own the ADSs directly by means of an ADR registered in the holder’s name.

Dividends and Distributions

A holder generally has the right to receive the distributions we make on the securities deposited with the custodian. A holder’s receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for distribution to the holders, subject to the applicable laws and regulations, if any, of Jersey.

Distributions of Ordinary Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS a holder holds will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (for example, the US securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). A holder may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of a holder’s rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of new ADSs.

The depositary bank will not distribute the rights to a holder if:

•	we do not timely request that the rights be distributed to the holder or we request that the rights not be distributed to the holder;

•	we fail to deliver satisfactory documents to the depositary bank; or

•	it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution.

If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to a holder. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to a holder and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to a holder and will sell the property if:

•	we do not timely request that the property be distributed to the holder or if we ask that the property not be distributed to the holder;

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary bank determines that all or a portion of the distribution to the holder is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for a holder’s ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, a holder’s ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to a holder or call for the exchange of a holder’s existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to a holder, the depositary bank may sell such property and distribute the net proceeds to a holder as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

If permitted under applicable law, the depositary bank may create ADSs on a holder’s behalf if the holder or the holder’s broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person the holder indicates only after the holder obtains all necessary government approvals and pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

If a holder is permitted to make a deposit of ordinary shares, the holder will be responsible for transferring good and valid title to the depositary bank. As such, the holder will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•	the holder is duly authorized to deposit the ordinary shares;

•

the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at the holder’s cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

A holder will be entitled to present his or her ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. A holder’s ability to withdraw the ordinary shares may be limited by US and Jersey law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by a holder’s ADSs, a holder will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. The holder assumes the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If a holder holds an ADR registered in the holder’s name, the depositary bank may ask the holder to provide proof of identity and genuineness of any signature and certain other documents as the depositary bank may deem appropriate before it will cancel the holder’s ADSs. The withdrawal of the ordinary shares represented by the holder’s ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

A holder will have the right to withdraw the securities represented by the holder’s ADSs at any time except:

•

during temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	when obligations to pay fees, taxes and similar charges are due; and

•	when restrictions are imposed because of laws or regulations applicable to ADSs or the withdrawal of the securities on deposit.

The deposit agreement may not be modified to impair a holder’s right to withdraw the securities represented by the holder’s ADSs except to comply with mandatory provisions of law.

Voting Rights

A holder generally has the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by the holder’s ADSs. The voting rights of holders of ordinary shares are described in “Description of Ordinary Shares — Voting Rights” above.

At our request, the depositary bank will send to the holder by mail or electronic transmission any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote or cause the custodian to vote the shares represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and by the terms of the securities on deposit. We cannot assure a holder that he or she will receive voting materials in time to enable him or her to return voting instructions to the depositary bank in a timely manner.

Securities for which no voting instructions have been received will not be voted. In addition, the depositary bank is not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.

Fees and Charges

An ADS holder will be required to pay the following service fees to the depositary:

	Type of Service	Fees
1.	Issuance of ADSs, including upon the deposit of ordinary shares or to any person to whom an ADS distribution is made pursuant to share dividends or other free distributions of shares, bonus distributions, share splits or other distributions (except where converted to cash)	$5.00 per 100 ADSs (or any portion thereof)

2.	Surrender of ADSs for cancellation and withdrawal of ordinary shares underlying such ADSs (including cash distributions made pursuant to a cancellation or withdrawal)	$5.00 per 100 ADSs (or any portion thereof)

3.	Distribution of cash proceeds, including cash dividends or sale of rights and other entitlements, not made pursuant to a cancellation or withdrawal)	$2.00 per 100 ADSs (or any portion thereof)

4.	Issuance of ADSs upon the exercise of rights	$5.00 per 100 ADSs (or any portion thereof)

5.	Operations and maintenance costs in administering the ADSs (provided that the total fees assessed under this item, combined with the total fees assessed under item 3 above, should not exceed $0.02 per ADS in any calendar year)	$0.02 per ADS per calendar year

In addition, holders or beneficial owners of our ADS, persons depositing ordinary shares for deposit and persons surrendering ADSs for cancellation and withdrawal of deposited securities will be required to pay the following charges:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

registration fees for the registration of ordinary shares or other deposited securities with applicable registrar and applicable to transfers of ordinary shares or other deposited securities in connection with the deposit or withdrawal of ordinary shares or other deposited securities;

•	certain cable, telex, facsimile and electronic transmission and delivery expenses;

•	expenses and charges incurred by Deutsche Bank in the conversion of foreign currency into US dollars;

•

fees and expenses incurred by Deutsche Bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs;

•	fees and expenses incurred by Deutsche Bank in connection with the delivery of deposited securities; and

•	any additional fees, charges, costs or expenses that may be incurred by Deutsche Bank from time to time.

In the case of cash distributions, the applicable fees, charges, expenses and taxes will be deducted from the cash being distributed. In the case of distributions other than cash, such as share dividends, the distribution generally will be subject to appropriate adjustments for the deduction of the applicable fees, charges, expenses and taxes. In certain circumstances, Deutsche Bank may dispose of all or a portion of such distribution and distribute the net proceeds of such sale to the holders of ADS, after deduction of applicable fees, charges, expenses and taxes.

If Deutsche Bank determines that any distribution in property is subject to any tax or other governmental charge which Deutsche Bank is obligated to withhold, Deutsche Bank may withhold the amount required to be withheld and may dispose of all or a portion of such property in such amounts and in such manner as Deutsche Bank deems necessary and appropriate to pay such taxes or charges and Deutsche Bank will distribute the net proceeds of any such sale after deduction of such taxes or charges to the holders of ADSs entitled to the distribution.

We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges a holder may be required to pay may vary over time and may be changed by us and by the depositary bank. Holders will receive prior notice of such changes. The depositary bank will provide holders with a copy of its latest fee schedule without charge upon request.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without a holder’s consent. We undertake to give holders not less than 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. For example, any amendments or supplements which are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing any fees or charges a holder may be required to pay, will not be considered to materially prejudice any of a holder’s substantial rights.

A holder will be bound by the modifications to the deposit agreement if a holder continues to hold ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent a holder from withdrawing the ordinary shares represented by a holder’s ADSs (except in order to comply with applicable law).

We have the right to direct the depositary bank to terminate the deposit agreement, in which case the depositary bank will give notice to a holder at least 90 days prior to termination. The depositary bank may also terminate the agreement if it has told us that it would like to resign or we have removed the depositary bank and we have not appointed a new depositary bank within 90 days; in such instances, the depositary bank will give notice to a holder at least 30 days prior to termination.

Upon termination, the following will occur under the deposit agreement:

•

For a period of six months after termination, a holder will be able to request the cancellation of the holder’s ADSs and the withdrawal of the ordinary shares represented by the holder’s ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. During such six months’ period the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to a holder until the holder requests the cancellation of the holder’s ADSs.

•

After the expiration of such six months’ period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. A holder may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to a holder. Please note the following:

•

We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement. The depositary bank shall have no liability to us or the holders of the ADSs in the absence of gross negligence or willful misconduct.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to a holder on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Articles of Association or Memorandum of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Articles of Association or Memorandum of Association or in any provisions of securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to a holder.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The depositary bank may limit the aggregate size of pre-release transactions and impose a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

A holder will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. A holder will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on a holder’s behalf. However, a holder may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. A holder is required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for the holder.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into US dollars if such conversion is practicable, and it will distribute the US dollars in accordance with the terms of the deposit agreement. A holder may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	distribute the foreign currency to holders for whom the distribution is lawful and practicable; or

•	hold the foreign currency (without liability for interest) for the applicable holders.